Exhibit 5.1

Cadwalader, Wickersham & Taft LLP 200 Liberty Street, New York, NY 10281 Tel +1 212 504 6000 Fax +1 212 504 6666 www.cadwalader.com

September 13, 2018

Barclays Commercial Mortgage Securities LLC

745 Seventh Avenue

New York, New York 10019

Re:           Commercial Mortgage Pass Through Certificates

Ladies and Gentlemen:

We have acted as special counsel to Barclays Commercial Mortgage Securities LLC (the “Depositor”), in connection with the Depositor’s Registration Statement on Form SF-3 (No. 333-226850) (the “Registration Statement”). Pre-Effective Amendment No. 1 to the Registration Statement is being filed today with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”). The prospectus forming a part of the Registration Statement (the “Prospectus”) describes Commercial Mortgage Pass-Through Certificates (the “Certificates”) to be sold by the Depositor in one or more series (each, a “Series”) of Certificates. Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a “Pooling and Servicing Agreement”) among the Depositor, a master servicer (a “Servicer”), a trustee (a “Trustee”) and, if applicable, such other parties to be identified in the Prospectus for such Series. The form of Pooling and Servicing Agreement is being incorporated by reference as an exhibit to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Registration Statement.

In rendering the opinions set forth below, we have examined and relied upon the following as to matters of fact relevant to the opinions expressed herein: (1) the Registration Statement, including the Prospectus, in the forms filed with the Commission, (2) the Pooling and Servicing Agreement, in the form filed with the Commission, and (3) such other documents, materials and authorities as we have deemed necessary in order to enable us to render our opinion set forth below. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America. We express no opinion with respect to any Series of Certificates for which we do not act as counsel to the Depositor.

Based upon and subject to the foregoing, we are of the opinion that:

1.               When the Certificates of a Series have been duly authorized by the Depositor, a Servicer, a Trustee and any other party thereto, and the Certificates of such Series have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Certificates will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by such Pooling and Servicing Agreement.

2.               The description of federal income tax consequences appearing under the heading “Material Federal Income Tax Considerations” in the Prospectus accurately describes the material federal income tax consequences to holders of Certificates under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such heading, under existing law and subject to the qualifications and assumptions set forth therein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and, with respect to any Series of Certificates for which we act as counsel to the Depositor, to the reference to this firm and the disclosure in the Prospectus under the headings “Legal Matters” and “Material Federal Income Tax Considerations” in the Prospectus, which is a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP